Exhibit 99.1

For Immediate Release

Cleantech Solutions International Receives Two Patents

Related to its Air Flow Dyeing Machines

WUXI, Jiangsu, China, October 28, 2014 -- Cleantech Solutions International, Inc. ("Cleantech Solutions" or "the Company") (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in various clean technology and manufacturing industries and textile dyeing and finishing machines, today announced that today announced that the Company recently received two new patents.

The patents (Patent Nos. ZL 2013 1 0004772.8 and ZL 2013 1 004736.1) cover components of the hot air circulation system of the Company’s low emission air flow dyeing machines. The Company believes that the hot air circulation system helps to enhance the machines’ ability to produce higher quality textiles with a better look and feel. The patents were issued by the State Intellectual Property Office of the People’s Republic of China to the Company’s affiliate, Wuxi Huayang Dyeing Machinery Co., Ltd. (“Dyeing”), on September 24, 2014. The patents provide Dyeing with the exclusive use of the system components in dyeing equipment for a period of 20 years.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and other industries. The Company supplies dyeing and finishing equipment to the textile industry and forging products, fabricated products and machining services to a range of clean technology customers. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein referred to in this press release as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2013 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended June 30, 2014. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contact:

Cleantech Solutions International, Inc.

Adam Wasserman, CFO

E-mail: adamw@cleantechsolutionsinternational.com

Web: www.cleantechsolutionsinternational.com

Elaine Ketchmere, CFA

Compass Investor Relations

Phone: +1-310-528-3031

E-mail: eketchmere@compass-ir.com

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